EXHIBIT 16.2

June 23, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: DINAMO CORP.

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K/A dated June 23, 2014 (date of event June 6, 2014) of DINAMO CORP. and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC